NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 16, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 2, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in country of incorporation of FREYR Battery Inc. (Luxembourg), which became effective on January 2, 2024, each Ordinary Share of FREYR Battery Inc. (Luxembourg), was exchanged for one (new) share of Common Stock of FREYR Battery Inc. (Delaware). Each Warrant of FREYR Battery Inc. (Luxembourg), each whole warrant exercisable to purchase one Ordinary Share at an exercise price of $11.50 per share, was exchanged for one (new) Warrant of FREYR Battery Inc. (Delaware), each whole warrant exercisable to purchase one Common Stock at an excise price of $11.50 per share. This Form 25 is being filed solely in connection with the discontinuation of trading on the NYSE of FREYR Battery Inc. (Luxembourg) Registered Shares and does not affect the continued listing on the NYSE of the FREYR Battery Inc. (Delaware) Ordinary Shares and Warrants.